Exhibit 99.1

Contact:
Kendra Kimmons Managing Director of Communications 225-299-3708 kendra.kimmons@amedisys.com

Amedisys Brings In Christopher Gerard As New Chief Operating Officer

BATON ROUGE, La., November 4, 2016 – Amedisys, Inc. (NASDAQ: AMED), a leading home health, hospice and personal care company, announced today that industry leader Christopher Gerard will join the Company as Chief Operating Officer (COO) on January 3, 2017. Daniel McCoy will remain in this role until January 3, 2017.

Gerard brings more than 20 years of home health and hospice experience to the Company. In his new role, Gerard will be responsible for the Amedisys’ home health, hospice and personal care operations.

“Chris has built an impressive track record of strategic, operational and financial accomplishments over the past two decades,” said Amedisys President and Chief Executive Officer Paul Kusserow. “He has proven to be a successful and trusted leader, and his wealth of healthcare industry experience will be a valuable asset as we continue to accelerate growth. I am very pleased to have him join our executive team.”

Gerard was co-founder, President and Chief Executive Officer of IntegraCare Home Health, where he took a single home health start-up location and grew it into 54 branches, generating $71 million in annual revenues. He successfully sold the company to Kindred Healthcare (KND) in 2012.

He served as Vice President of South Central Region for the Kindred at Home division, currently a $2.5 billion home health, hospice and community care services business with approximately 700 locations and 42,000 employees nationwide. In this role, he facilitated the integration of IntegraCare; successfully negotiated, closed and integrated four other acquisitions; and oversaw 58 home health and hospice locations with annual revenues of $80 million and a staff of 1,100, including Division Vice President of Finance, Division Vice President of Operations, and Division Vice President of Sales.

Gerard was then promoted to Chief Operating Officer at Kindred at Home, where he was responsible for integrating a $140 million home health company; standardizing processes across a division involving 187 locations, staff of 3,300 and revenue of $360 million. In this role, he improved gross margin profit and EBITDA year over year; reduced operating expenses; and boosted productivity of sales team.

Most recently, Gerard served as President for the South Central Region of Kindred at Home. In this role, Gerard was responsible for the day-to-day operations, including the integration of the Gentiva Home Health acquisition within his region, the oversight of clinical excellence, financial performance and operational efficiencies for 153 home health and hospice locations in six states with annual revenue in excess of $400 million.

Gerard received his Bachelor degree in Finance from Texas Tech University.

About Amedisys

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 16,000 employees, in 421 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 340,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.

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